Filed Pursuant To Rule 433
Registration No. 333-167132
May 27, 2010
“The strategic case for gold and ways to access the market” Juan Carlos Artigas World Gold CouncilMay 2010www.gold.org 1

Disclaimer2The information and opinions contained in this presentation have been obtained from sources believed to be reliable, but no representation or warranty, express or implied, is made that such information is accurate or complete and it should not be relied upon as such. This presentation does not purport to make any recommendation or provide investment advice to the effect that any gold related transaction is appropriate for all investment objectives, financial situations or particular needs. Prior to making any investment decisions investors should seek advice from their advisers on whether any part of this presentation is appropriate to their specific circumstances. This presentation is not, and should not be construed as, an offer or solicitation to buy or sell gold or any gold related products. Expressions of opinion are those of the World Gold Council only and are subject to change without notice.

Outline3•Gold as an strategic asset–Portfolio diversification (correlation & volatility)–Inflation hedge–Dollar hedge–Positive returns, 9 years in the making•It’s all about fundamentals–Supply–Demand–Structural change in central banks•Gold in global markets•Accessing the gold market•Questions

Gold has low correlation relative to most assets410-year correlation of monthly returns on key asset classes versus gold (US$/oz); 2000-20093-month T-billUS TreasurysUS Corporate Bonds US High Yield EM sovereign debt S&P 500MSCI World ex USMSCI Emerging Markets REITs S&P GS Commodity Index-1-0.75-0.5-0.2500.250.50.751 Correlation (decimal)Source: Bloomberg, Barclays, JPMorgan, World Gold Council

Gold’s volatility is usually lower than equities...5Gold and S&P 500 annualized volatility (22-day rolling vol of daily returns)100%Volatility of daily returns 90%from Jan 1990 to Dec 2009 Gold: 15.8%89% — during market fall S&P 500: 18.3% (‘08 recession)80%70%60%50% 40% 30% 20%10%0%Jan-89 Jul-91 Jan-94 Jul-96 Jan-99 Jul-01 Jan-04 Jul-06 Jan-09GoldS&P 500Source: Bloomberg, World Gold Council

...and it is less volatile on the downside6Standard deviation of positive and negative monthly returns for gold (US$/oz) and S&P 500; Jan ‘90 — Dec ‘09%4.0 3.0 2.0 1.00.0Positive returnsNegative returnsGold ($US/oz)S&P 500Source: Bloomberg, World Gold Council

Gold tends to outperform in high-inflation years...7Performance of Equities, Commodities, Bonds and Gold in High Inflation (US CPI > 5%) years (% annual return, Dec/Dec)140% Average Return over 120 all periods: 100 S&P500 -0.5% MSCI World -0.5%80 GSCI +8.7%60Ibbotson +1.5%Gold +31.1%40 20 0 (20) (40) (60)1973 1974 1975 1977 1978 1979 1980 1981 1990S&P500MSCIGSCIIbbotson US LT Total Returns Gold Source: WGC, Bloomberg, Ibbotson

...and provides protection against the US dollar8Gold (US$/oz) versus US trade-weighted dollar index (inverted)US$/ozlevel 120070110075 100080 900858009070095 600100 500105 400110300115200120 Mar-00 May-01 Jul-02 Sep-03 Nov-04 Jan-06 Mar-07 May-08 Jul-09 Gold (US$/oz; LHS)US TWD (inverted; RHS)Source: Federal Reserve, LBMA, Bloomberg, World Gold Council

A bull run that began 9 years ago9Gold price, London PM fix (US$/oz)US$/oz 12501100 950 800 650 500 350200Jan-98 Mar-99 May-00 Jul-01 Sep-02 Nov-03 Jan-05 Mar-06 May-07 Jul-08 Sep-09Source: LBMA

All this together helps expand the efficient frontier

10


Expected effcient frontier for a basic portfolio*
and the same portfolio after adding gold;
projected scenario
7.0%
6.5%
6.0%
5.5%
5.0%
4.5%
Annualized Expected (monthly) Returns
Maximum
reward/risk
portfolio
4.0%
4.5%
5.0%
5.5%
6.0%
6.5%
7.0%
Annualized Standard Deviation (monthly returns)
Basic portfolio + TIPS
Basic + TIPS & gold

*Includes MSCI US, MSCI world ex US, US Treasuries, TIPS, and Corporate bonds

WORLD GOLD COUNCIL

Gold: a fundamentally diversified market

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Demand flow 5-year average (2005-2009)

Total: 3,692 t


Investment* (948 t) 26%
Industrial (485 t) 13%
Jewelry (2,257 t) 61%

Supply flows five-year average (2005-2009)


Recycled gold (1,149 t) 31%
Mine production (net of producer hedging) (2,188 t) 59%
Net official sector sales (354 t) 10%

*Includes identifiable and non-identifiable investment

Source: GFMS, WGC

WORLD GOLD COUNCIL

Mine production has been declining slightly ...12Annual mine production in tonnesTonnes 270026002500 2400 2300 2200210020001999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009Source: GFMS

...while costs continue to go up...13Total cost of replacing and producing an ounce of gold 2000-2009US$/oz 800700600500400 300 200 10002000 2001 2002 2003 20042005 2006 2007 2008 2009*Production costs (GFMS)Reserve replacement costs (MEG)Estimate (5-year avg)*Production costs as of Q3 2009Source: GFMS, Metals Economics Group, WGC

...and fewer new discoveries14Gold in major discoveries and gold exploration budget by yeartonnesUS$ mn 3,5003,5003,0003,0002,5002,5002,0002,0001,5001,5001,0001,0005005000019992000200120022003200420052006 20072008 Resources in major new discoveries, 3-year average (tonnes; LHS) Gold exploration budget (US$ mn; RHS)Source: Metal Economic Group

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Recycled gold has eased from early 2009


Recycled gold supply by quarter
Tonnes
600
500
400
300
200
100
0
Q1 '06
Q4 '06
Q3 '07
Q2 '08
Q1 '09
Q4 '09
Source: GFMS

WORLD GOLD COUNCIL

Despite a sharp fall, a positive sign for jewelry…

16



Jewelry demand by quarter in tonnes and US$ billions
Tonnes
US$ bn
800
700
600
500
400
300
200
100
0
20
18
16
14
12
10
8
6
4
2
0
Q1 '05
Q3 '05
Q1 '06
Q3 '06
Q1 '07
Q3 '07
Q1 '08
Q3 '08
Q1 '09
Q3 '09
Tonnes (LHS)
US$ bn (RHS)

Source: GFMS

WORLD GOLD COUNCIL

gold

17

…as well as industrial demand…


Industrial demand by category per quarter
Tonnes
120
100
80
60
40
20
0
Q1 '06
Q3 '06
Q1 '07
Q3 '07
Q1 '08
Q3 '08
Q1 '09
Q3 '09
Electronics
Other industrial
Dentistry

Source: GFMS

WORLD GOLD COUNCIL

...while investment demand remains strong18Identifiable investment demand by yearTonnes 140012001000 800 600 40020002002 2003 2004 2005 2006 2007 2008 2009Source: GFMS

Central banks have turned net buyers of gold...19•Traditionally, central banks have been net sellers of gold.•From 2004 to 2009, signatories of CBGA2 could sell 500 tonnes of gold per annum. They undersold substantially.•CBGA3 (from Sep 27, 2009 to Sep 26, 2014) lowered the cap to 400 tonnes per annum. Signatories hold 40% (11,960 tonnes) of official sector reserves.•Purchases by developing nations made central banks net buyers in Q2 and Q3 2009.

..as Asian central banks accumulate gold20•Asia holds only c. 1.9% of its total reserves in gold. •China has expressed concern over the outlook for the US dollar. •The region is becoming a more important gold producer. •China leads the way, increasing its gold reserves to 1,054 tonnes.•Were Asia to increase its gold reserves by 1 percentage point, it would need to buy c. 1,000 tonnes of gold.

Global allocations to gold remain small21Global assets under management as of Q3 2009 (est. total US$81.5 trillion)Alternatives**Gold5%1%•Total above ground stocks of gold in private hands = 28,750 tonnes by Q3 2009.Global Equities* 44%•Gold holdings as a % of total Global Fixed Income*global assets were less than 1% 50% by Q3 2009.*Estimated using world equity and bond index data and adjusting for data overlaps.** Includes hedge funds, private equity, real estate, and commodities (excluding gold).Source: JPMorgan, Barclays Capital, HFR, GFMS, FTSE/EPRA, BIS

Summary22•Falling mine production and easing recycled gold.•Jewelry and industrial demand downturn has likely bottomed out.•Central banks have turned from large net sellers to small net buyers.•Investment demand remains strong, underpinned by demand for gold as an inflation and dollar hedge•Lack of correlation and relatively tame volatility make gold attractive for risk management

Ways to access the gold market are many...23•Coins–Bullion vs. numismatic.–Range in size (from 1/20 to 1 oz) and in karatage.•Bars–Range in size (from 1gr to 1kg) and are usually 995 to 999.9 per 1000 parts gold.•Gold accounts—available from bullion banks–Allocated: specific bars identified by number, hallmark and weight.–Unallocated: share in a pool of gold; can be lent out.•Over-the-counter products•Gold futures and options–Comex offers 100 oz gold contracts and 50 oz mini-futures.

...including ETFs24

What are GLD shares?25•Each share represents an undivided beneficial interest in a Trust.•Sole asset of the Trust is gold. •Shares are designed to track the price of gold, less Trust expenses.•All but a tiny fraction held in allocated account.•London Good Delivery 400-oz bars held in HSBC’s London vault.

What is the role of the Authorized Participants?26•Trust does not deal directly with individual investors.•Investors buy and sell on the New York Stock Exchange.•Authorized Participants (APs) are approved broker/dealers. •APs have gold accounts with HSBC in London.•APs handle creations and redemptions directly with the Trust.•Continuous creation and redemption minimize tracking error.

What are the expenses?27•Annual expenses capped at 40 basis points per annum of average daily net asset value.•Trust accrues expenses daily, so that all investors bear a fair share.•Trust meets expenses by selling a tiny quantity of gold each month.•Over time, the quantity of gold backing each share diminishes.

GLD in retirement plans28•GLD shares are eligible for inclusion in retirement plans.•Bullion investments are exempt from the “collectibles” category in retirement accounts provided two conditions are met:– minimum purity of 995 parts per thousand.– gold must be held by qualified retirement plan trustee.•Private letter ruling from IRS confirms suitability of custodial arrangements.

Investing in gold29www.gold.org www.invest.gold.org www.pensions.gold.org

Questions

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.